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                                                                    EXHIBIT 23.1

                               Auditors' Consent

    We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectuses of AutoZone, Inc. for the registration of 25,300,000 shares of its common stock and to the incorporation by reference therein of our reports dated September 18, 1995 with respect to the financial statements of AutoZone, Inc. incorporated by reference in its Annual Report on Form 10-K as of August 26, 1995 and August 27, 1994 and for each year in the three year period ended August 26, 1995 and the related financial statement schedules included therein, filed with the Securities and Exchange Commission.

                                           ERNST & YOUNG LLP

May 16, 1996
Memphis, Tennessee